UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SIGMA DESIGNS, INC.

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Supplement Dated April 5, 2018 to Definitive Proxy Statement Dated March 19, 2018

SPECIAL MEETING OF SHAREHOLDERS OF

SIGMA DESIGNS, INC. TO BE HELD ON APRIL 17, 2018

Sigma Designs, Inc. (“Sigma,” the “Company,” “we” or “us”) is furnishing this supplement dated April 5, 2018 to the definitive proxy statement filed by Sigma with the Securities and Exchange Commission (“SEC”) on March 19, 2018, (the “proxy statement”), in connection with the special meeting of Sigma’s shareholders to be held on Tuesday, April 17, 2018, at 9:00 a.m. local time.

The following information supplements or supersedes, as applicable, any information in the proxy statement relevant to the applicable topic. Except as specifically set forth below, all information set forth in the proxy statement as supplemented through the date hereof remains unchanged. We urge you to read this supplement carefully and in its entirety together with the proxy statement and any previous supplements to the proxy statement. Page references listed below are references to pages in the proxy statement. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the proxy statement.

Sale of the TV Business

On March 21, 2018, Sigma, along with its wholly-owned subsidiaries, Sigma Designs Technology Singapore Pte. Limited, a Singapore limited company (“Sigma Asia”), Sigma Designs Technology Netherlands B.V., a Netherlands company (“Sigma Netherlands”) and Sigma International Limited, a Cayman company (“Sigma Cayman” and together with Sigma, Sigma Asia and Sigma Netherlands, collectively, the “Sigma Parties”) entered into an Asset Purchase Agreement (the “TV Purchase Agreement”) with V-Silicon International, Inc., a Cayman Islands corporation (“V-Silicon Cayman”) and V-Silicon, Inc., a Delaware corporation (“V-Silicon US,” and together with V-Silicon Cayman, collectively and each “V-Silicon”). Subject to the terms and conditions of the TV Purchase Agreement, V-Silicon agreed to purchase substantially all of the assets and assume substantially all of the liabilities of the Sigma’s Smart TV and set-top box business (the “TV Business”), except for certain specified assets and liabilities, from the Sigma Parties for $5 million (the “TV Purchase Price”) in cash (the “TV Business Sale”). The TV Purchase Price was subject to an adjustment based on the actual net working capital of the TV Business at the closing relative to a target working capital of $2,500,000.

Mr. Thinh Q. Tran, the Company’s former President and Chief Executive Officer and a former member of the Company Board, is the founder of V-Silicon. The TV Purchase Agreement was negotiated at arm’s length and only after the departure of Mr. Tran from the Company.

The TV Business Sale closed on March 30, 2018, and Sigma received cash consideration of $5,254,000.

The Sigma Parties, on the one hand, and V-Silicon, on the other hand, have agreed to indemnify the other party for losses arising from certain breaches of the TV Purchase Agreement and for certain other liabilities, subject to certain limitations.

In connection with the TV Business Sale, the Sigma Parties and V-Silicon also entered into a transition services agreement.

As a result of closing the TV Business Sale, and following completion of the Asset Sale, the sole remaining business at the Company is its Mobile IoT Business.

The foregoing description of the TV Purchase Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of the TV Purchase Agreement, a copy of which was filed with the SEC as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated March 21, 2018 and is incorporated herein by reference. The TV Purchase Agreement provides investors with information regarding its terms and is not intended to provide any other factual information about the parties. Certain representations and warranties in the TV Purchase Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the TV Purchase Agreement as characterizations of the actual state of facts about the parties.

Pursuant to the terms of the TV Purchase Agreement and under the terms of a separate agreement with another party, the Company is receiving indemnification for any losses and expenses incurred in connection with the currently outstanding lawsuits related to the TV Business. As a result, the Company does not anticipate incurring significant costs from these lawsuits in the future.

Reasons for the TV Business Sale

In evaluating the TV Business Sale and the TV Purchase Agreement, the Company Board consulted with Sigma's management and legal and financial advisors. In reaching its decision that the TV Business Sale was advisable to and in the best interests of the Company and its shareholders, the Company Board considered a number of factors, including the following material factors, which the Company Board viewed as supporting its decision to approve the TV Business Sale:

●

the amount of consideration to be received from the TV Business Sale, including the assumption of certain liabilities of the TV Business, and particularly with regard to the indemnification of the Company for any losses and expenses incurred in connection with currently outstanding lawsuits related to the TV Business;

●

the determination that the TV Business Sale is more favorable to Sigma’s shareholders than any other strategic transaction reasonably available to the Company, which determination was made after conducting a detailed review of strategic alternatives, and taking into account:

o

the Company’s inability to negotiate a sale of the TV Business, including the set-top box business, with other potential acquirers on terms substantially similar or superior to the terms in the TV Purchase Agreement, and the perceived likelihood that any other potential parties would engage in a business combination or asset purchase with Sigma for the TV Business on the same or similar time frame, value and contractual terms and conditions superior to those contained in the TV Purchase Agreement;

o	the value, timing, risk allocation and other terms and conditions negotiated with V-Silicon; and
o	the feedback from Deutsche Bank from its marketing efforts for Sigma’s TV Business as a standalone business, which Sigma believed did not garner meaningful interest from potential buyers;
●

the determination that the consummation of the TV Business Sale would significantly shorten the time it would take Sigma to liquidate the Company, and therefore, accelerate the time for distributions to shareholders as a result of transferring customer commitments that were scheduled to survive until early 2019 and assigning or resolving outstanding claims that could have delayed Sigma’s ability to liquidate sooner;

●

the Company Board’s assessment that the TV Business Sale would decrease the risks to the Company’s cash balance and the amount of cash available for distribution to shareholders in the Liquidation, due in large part to:

o

the TV Business’s recent and projected losses, and the heightened risks to future sales in light of the previously announced intent to divest or shut down the business, including concerns about employee retention, vendor and customer relationships, and Sigma’s ability to satisfy customer commitments;

o

additional expenses that could arise in the future in addition to those currently anticipated, such as unknown or potential claims from vendors and customers of this business that may have arisen from Sigma’s efforts to shut down this business and patent infringement claims from non-practicing entities, or “patent trolls,” that could potentially commence litigation, as well as unexpected expenses from known claims that are currently being litigated and may result in additional liabilities for the Company; and

o

the elimination of a significant amount of expenses, such as personnel-related expenses, from the operation of this business during the wind down phase if Sigma was unsuccessful in divesting this business; and

●

the determination that the anticipated timing of the consummation of the TV Business Sale which, subject to the satisfaction or waiver of the applicable conditions set forth in the TV Purchase Agreement, would allow the Company to receive the consideration for the TV Business Sale in a relatively short time frame.

The Company Board also considered potentially negative factors concerning the TV Business Sale and the TV Purchase Agreement, including the following:

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the fact that no financial advisor or third party had rendered an opinion on the fairness of the consideration received by the Company in the TV Business Sale, and of the consideration to be paid by V-Silicon;

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that the TV Purchase Agreement could only be terminated by mutual consent of the parties, or by the Company if at any time prior to the TV Closing there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Sigma Parties set forth in the TV Purchase Agreement such that the conditions to the TV Closing are not satisfied and such breach is incapable of being cured, or, if curable, is not cured within twenty business days of the date written notice of such breach or inaccuracy is provided to V-Silicon; and

●	if the TV Business Sale was not consummated, the Company will have incurred significant expenses without any offsetting consideration.

The foregoing discussion of the information and factors considered by the Company Board is intended to be illustrative and not exhaustive, but includes the material reasons and factors considered. In view of the variety of reasons and factors considered, the Company Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determinations or the reasons for such determinations. Individual directors may have given differing weights to different factors or may have had different reasons for their ultimate determination. In addition, the Company Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Instead, the Company Board conducted an overall analysis of the factors and reasons described above and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of the TV Business Sale.

Updated Background of the Asset Sale (including to provide additional background on the TV Business Sale) (beginning on page 30 of the proxy statement)

On February 15, 2018, the Company Board met with Mr. Nader and representatives of Deutsche Bank and Pillsbury to discuss a proposed plan of liquidation and to receive additional information about the Asset Sale. The representatives of Deutsche Bank reviewed and discussed with the Company Board certain financial analyses with respect to the Asset Sale consideration of $240 million in cash to be received by Sigma and rendered an oral opinion to the Company Board, confirmed by delivery of a written opinion dated February 15, 2018, to the effect that as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in Deutsche Bank’s opinion, the consideration of $240 million to be received by Sigma in the Asset Sale was fair, from a financial point of view, to Sigma. The February 15, 2018 opinion of Deutsche Bank is more fully described below under the heading “—Opinions of Sigma’s Financial Advisor – Opinion of Sigma’s Financial Advisor, dated February 15, 2018, provided to the Company Board in connection with its evaluation of making a recommendation to the holders of Company Common Stock in connection with the Asset Sale.” The Board also discussed the status of Sigma’s efforts to divest the multimedia business and the mobile IoT business.

On February 16, 2018, the Company Board met with Mr. Nader and representatives of Deutsche Bank and Pillsbury to discuss the potential divestiture of the multimedia business, including a discussion of the costs to shut down the multimedia business compared to the current terms offered to purchase this business by Mr. Tran. The Company Board requested additional information from management and requested that representatives of Deutsche Bank request additional information from Mr. Tran with respect to his ability to finance a transaction. The Company Board also directed the representatives of Deutsche Bank to continue to discuss a potential divestiture of the multimedia business with parties other than Mr. Tran.

In February and March 2018, Sigma, with the assistance of the representatives of Deutsche Bank, contacted other parties to discuss a potential divestiture of the multimedia business. None of these parties expressed an interest in such a transaction, except for Company D. As a result, Sigma began discussing a potential transaction to divest the multimedia business with Company D and provided diligence materials to Company D. In addition, Sigma arranged for meetings between representatives of Company D and certain key customers of the multimedia business. During this period, Sigma continued to work with suppliers and customers of Sigma’s multimedia business who continued to express concerns if Sigma elected to shut down the multimedia business. Sigma also began to have concerns relating to employee retention in the multimedia business, which could have had negative implications for Sigma in attempting to satisfy customer commitments and cause a further decline in any value remaining in the multimedia business.

Between February 16, 2018 and February 24, 2018, Sigma negotiated terms of the divestiture of the multimedia business with Mr. Tran.

On February 19, 2018, Mr. Tran provided additional information with respect to his ability to finance a transaction.

On February 25, 2018, Sigma sent an updated letter of intent to Mr. Tran for the divestiture of the multimedia business.

On February 25, 2018, the Company Board appointed Mr. Nader and Saleel Awsare to serve as members of the Company Board.

On February 28, 2018, Sigma sent an initial draft of the asset purchase agreement for the divestiture of the multimedia business to Mr. Tran.

Between February 28, 2018 and March 21, 2018, Sigma negotiated the terms of the asset purchase agreement with Mr. Tran. During this period, Sigma was also in discussions with various suppliers and customers of the multimedia business in its attempt to continue to address concerns that had been raised by these suppliers and customers if Sigma elected to shut down the multimedia business. In connection with these discussions and the negotiations with Mr. Tran, Sigma attempted to address these concerns and resolve any potential disputes with these suppliers and customers in the proposed terms of the divestiture to Mr. Tran. Also during this period, Sigma, with assistance from representatives of Deutsche Bank, continued to discuss the sale of the mobile IoT business with various parties.

On March 2, 2018, Company D delivered a non-binding indication of interest to Sigma to acquire the Smart TV business, which offer excluded the set-top box business.

On March 4, 2018, the Company Board met with Mr. Nader and representatives of Deutsche Bank and Pillsbury to discuss the plan of liquidation and a preliminary estimate of Sigma’s projected cash flow in connection with the plan of liquidation. The Company Board discussed Sigma’s preliminary financial results for the fourth quarter of fiscal 2018 and the preliminary outlook for the first quarter of fiscal 2019. The Company Board also discussed the status of Sigma’s efforts to divest the multimedia business, including Company D’s indication of interest to purchase the Smart TV business (but not the set-top box business), a further discussion of the costs of shutting down the business (including contingent liabilities and the risks of potential claims arising from vendors and customers if the business were shutdown) and the status of discussions with Mr. Tran.

Following the Company Board meeting on March 4, 2018 and at the direction of the Company Board, representatives of Deutsche Bank provided feedback to Company D in regards to its letter of intent and discussed the material terms that would need to be improved in order for Sigma to move forward with Company D. The terms that needed to be improved in order to compare favorably to the offer from Mr. Tran included the purchase price (which was significantly below the price proposed by Mr. Tran), the fact that Company D was not assuming any pre-closing liabilities of the multimedia business (except for specified liabilities included in working capital), the expectation that certain customer commitments would be assigned to Company D without any changes (particularly in the light of the fact that a major customer had already indicated to Sigma that such commitments would need to be changed in any attempted assignment of the customer agreement) and the fact that certain indemnification rights that Sigma had negotiated with third parties would be assigned to Company D (and not retained by Sigma). In addition, the fact that Company D’s offer excluded the set-top box business created complications for Sigma’s proposed liquidation plans and the timing for structuring the proposed transaction with Company D due in part to the fact that there is a considerable amount of overlapping intellectual property between the set-top box business and the Smart TV business and the fact that Sigma would continue to be liable for set-top box customer commitments and other liabilities associated with this business.

On March 6, 2018, the Company Board met with Mr. Nader and representatives of Deutsche Bank and Pillsbury to discuss the proposed plan of liquidation and the estimated amount of cash that may be available for distributions to shareholders following the closing of the Asset Sale. The Company Board also reviewed the status of Sigma’s efforts to divest the mobile IoT business and the multimedia business, including the status of discussions with Mr. Tran and Company D.

On March 8, 2018, the Company Board met with Mr. Nader and representatives of Deutsche Bank and Pillsbury to discuss the current status of Sigma’s efforts to divest its multimedia business. The Company Board provided direction to management and the representatives of Deutsche Bank in the negotiations with Mr. Tran.

On March 16, 2018, the Company Board met with Mr. Nader and representatives of Deutsche Bank and Pillsbury to discuss the current status of Sigma’s efforts to divest its multimedia business. The Company Board provided direction to management and the representatives of Deutsche Bank in the negotiations with Mr. Tran and Company D, including re-iterating to Company D the material terms that needed to be improved in its offer. The Company Board also discussed alternatives to divesting the multimedia business, including licensing intellectual property related to the multimedia business.

On March 19, 2018, Sigma and Company D discussed the material issues to be addressed in Company D’s offer and agreed to meet on March 21, 2018 to discuss these issues further.

On March 21, 2018, the Company Board met with Mr. Nader and representatives of Deutsche Bank and Pillsbury to discuss the proposed sale of the multimedia business to V-Silicon, Inc., a company founded by Mr. Tran. The representative from Pillsbury provided a review of the terms of the proposed transaction with V-Silicon. The Company Board also discussed the status of communications with Company D and the likelihood of Company D improving its offer terms to be better than those currently offered by V-Silicon, particularly in light of the current unsteady status of Sigma’s relationships with customers and vendors of the multimedia business and Sigma’s concerns regarding its ability to retain critical employees of the multimedia business. After discussion, the Company Board determined that it was not likely that Company D would agree to better terms than those agreed to by V-Silicon and also noted the uncertainty around being able to finalize a transaction agreement with Company D that was more beneficial to Sigma than the proposed asset purchase agreement with V-Silicon. The Company Board also considered the need to complete a transaction very quickly in light of the current status of relationships with vendors, customers and employees, and determined that V-Silicon was significantly more likely to consummate a transaction faster than Company D due in part to Mr. Tran’s familiarity with the business and its vendors, customers and employees. The Company Board held a further discussion of the proposed transaction with V-Silicon, the reasons in support of the transaction and the negative factors about the proposed transaction, including those set forth above in “— Reasons for the TV Business Sale.” Following the discussion, the Company Board unanimously agreed and determined that the sale of the multimedia business to V-Silicon was advisable and in the best interests of Sigma and its shareholders, and the Company Board voted unanimously to approve the proposed transaction and authorize Sigma to enter into the asset purchase agreement for the sale of the multimedia business to V-Silicon.

Following the Company Board meeting on March 21, 2018, Sigma and V-Silicon entered into the asset purchase agreement for the sale of the multimedia business to V-Silicon. As a result, Sigma cancelled its meeting with Company D.

On March 30, 2018, Sigma closed the transaction contemplated by the asset purchase agreement with V-Silicon. The cash received by Sigma at the closing, after giving effect to the working capital adjustment was approximately $5.25 million.

Update Regarding Liquidating Distributions

As a result of closing the TV Business Sale, and following completion of the Asset Sale, the Company’s sole remaining business will be the Mobile IoT business. Although the Company is currently seeking buyers for this business, it may instead decide to liquidate the assets of its Mobile IoT business.

The Company expects the sale of the TV Business will allow the Company to wind down its operations sooner than would have been the case if the Company were required to continue to operate the TV Business until it had satisfied certain contractual obligations to customers. As a result, the Company currently believes it will be in a position to make a final liquidating distribution to shareholders of record on the record date for such final distribution on or before September 30, 2018. The closing of the sale of the TV Business will also reduce the risk of increased losses associated with continuing to operate the TV Business and decrease operating expenses, and provides additional certainty with respect to the total aggregate amounts expected to be distributed to shareholders. As a result, the Company believes that the estimated range of amounts to be distributed will be between $235 million and $255 million, or $5.95 to $6.46 per share based on 39,499,507 shares outstanding as of February 26, 2018.

Updated First Quarter Fiscal Year 2019 Guidance (page 29 of the proxy statement)

The text on page 29 of the proxy statement under the heading “First Quarter Fiscal Year 2019 Guidance” is replaced in its entirety with the below:

On March 19, 2018, Sigma announced guidance for the first quarter of fiscal 2019. In light of the recently announced sale of its TV Business, Sigma is providing updated guidance for its anticipated financial performance in the first quarter of fiscal 2019. As a result of the announcement of the Asset Sale, the TV Business Sale and Sigma’s intention to liquidate and attempt to divest its remaining businesses, Sigma’s ability to predict its results for the first fiscal quarter is limited. In providing the guidance below, Sigma has made certain assumptions, which may or may not prove to be accurate. Sigma has made the following material assumptions, among others, in deriving the guidance below: (i) the Asset Sale is consummated as of April 1, 2018, resulting in approximately two months of financial results from the Z-Wave Business; (ii) the TV Business Sale was consummated on March 30, 2018; and (ii) no divestment is made of the Mobile IoT Business. Based upon these and other assumptions, and the qualifications and limitations set forth below, Sigma currently anticipates the following performance in the first fiscal quarter of fiscal 2019:

Net revenue of between $9.0 million and $11.0 million.

Non-GAAP gross margin of between 51.0% and 53.0%.

Non-GAAP operating expenses of between $16.5 million and $17.5 million.

Sigma cannot guarantee that it will achieve the guidance or that its financial results for the first fiscal quarter of 2019 will not materially vary from the guidance. Although the guidance has been updated since it was first prepared and disclosed, and the updated guidance takes into account the TV Business Sale after the date the guidance was initially prepared, it does not take into account all circumstances or events occurring after the date the guidance was initially prepared, or the ultimate effect of the liquidation and winding down of Sigma’s business. For the foregoing and other reasons, shareholders and readers of this proxy statement are cautioned that this updated guidance should not be regarded as a representation or guarantee that the results will be achieved and they should not rely on the guidance.

The guidance constitutes forward-looking statements and is qualified in its entirety by risks and uncertainties that could result in the guidance not being achieved, including, but not limited to, demand for our products, our reliance on significant customers, our ability to timely develop new products, conditions in the markets for our products, factors affecting the semiconductor industry, general business and economic conditions, the effects of competition and consolidation in the industry, the impact of litigation related to the Asset Sale or the Liquidation, and other risks and uncertainties contained in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as well as the risks and uncertainties described in the sections of this proxy statement entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Use of Non-GAAP Financial Information

In addition to reporting guidance in accordance with GAAP, Sigma reports certain non-GAAP guidance. Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Therefore, non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures. The Company presents non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, business operations. Furthermore, non-GAAP financial measures used by the Company may not be the same non-GAAP financial measures as those used by other companies; specifically, non-GAAP financial measures used by the Company may be calculated differently than other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by the Company to similarly titled non-GAAP financial measures of other companies.

The Company’s non-GAAP financial measures exclude amortization of acquired intangibles, stock-based compensation, one-time legal and other professional fee expenses, net gain on the sale of and impairment of privately-held investments, impairment of purchased IP, mask sets and design tools used in production and one-time restructuring charges.

The Company believes that its non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company also believes the non-GAAP measures provide useful supplemental information for investors to evaluate the Company’s operating results in the same manner as the research analysts that follow the Company’s progress, all of whom present non-GAAP projections in their published reports. Sigma has not provided a reconciliation of its first quarter fiscal 2019 non-GAAP gross margin guidance or non-GAAP operating expense guidance to GAAP gross margin guidance or operating expense guidance for the same period because certain items that are a component of GAAP gross margin and GAAP operating expenses cannot be reasonably projected.

Litigation Relating to the Asset Sale and the Liquidation (page 100 of the proxy statement)

The text on page 100 of the proxy statement, under the heading “Litigation Relating to the Asset Sale and the Liquidation,” is hereby amended in its entirety as follows:

“On March 15, 2018, a complaint captioned Ann Noyes v. Sigma Designs, Inc., et al., Case No. 18-cv-01645-WHO was filed in the United States District Court for the Northern District of California naming as defendants Sigma, certain members of the Company Board and Silicon Labs. This action purports to be a class action brought by a shareholder alleging, among other things, that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 14a-9 by filing a materially incomplete and misleading preliminary proxy statement on February 23, 2018.  The complaint seeks, among other things, either to enjoin the proposed transactions or to rescind the transactions or award rescissory damages in the event the transactions are consummated. A preliminary injunction could delay or jeopardize the completion of the transactions, an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the transactions, and an award of rescissory damages could reduce the amount of cash available for distribution to shareholders in any liquidation that Sigma might undertake following the Asset Sale. A second complaint, making similar allegations, captioned David Speiser v. Sigma Designs, Inc., et al., Case No. 18-cv-01670-WHO, was filed in the same court on March 16, 2018. On March 27, 2018, a third complaint, captioned Robert Stein v. Sigma Designs, Inc., et al., Case No. 3:18-cv-1879-JSW, was filed in the same court, making similar allegations regarding the definitive proxy statement filed on March 19, 2018.”